Exhibit 10.2

August 12, 2011
REVISED

Russ Minick
2607 Crooked Creek Road
Bloomington, IL 61705

Dear Russ,

We are pleased to confirm our offer to you for the position of Executive Advisor – Residential Products for Generac Power Systems, Inc (“Company”).   On or before October 10, 2011 the Company will appoint you to Executive Vice President – Residential Products.  Your office will be located at our corporate headquarters in Waukesha, WI and both positions described above will report to Aaron Jagdfeld, our President and CEO. The purpose of this letter is to give you an overview of the terms and conditions of your employment at Generac Power Systems, Inc.

Our offer is comprised of the following:

•	Compensation: You will receive a bi-weekly salary of $13,462.00. There are 26 pay periods per year. You will be eligible for the next pay review cycle based on 2011 performance and market assessments.

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Executive Incentive Program:  You will also be eligible to participate in the 2011 Executive Management Incentive Program with a target bonus of 50% and an opportunity to earn up to 125% of your base salary annually.   The bonus is based on 75% Company EBITDA and 25% Individual Performance Goals.  For 2011 you will receive a guaranteed minimum payment under the Program of $75,000.00. The Company reserves the right to modify the Incentive Program annually.  Program details are issued no later than 90 days after the commencement of the annual performance period.

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Long Term Incentive Plan:  You will be awarded equity in the amount of $720,000.00.  The equity will be granted as 30% Restricted Shares and 70% Non-qualified Stock Options.  The number of shares will be based on the closing price on the start date of employment.   The value will be based on Fair Market Value on the date of grant.  Restricted Stock vests on a 3 year cliff schedule and the Stock Options vest over a 5 year graduated period.  These awards are subject to the terms and conditions of the Equity Incentive Plan and employee must execute the Restricted Stock Award Agreement and Nonqualified Stock Option Award Agreement to participate.

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Additional Benefits: You will be eligible for participation in the Generac Power Systems benefits plan.  Your regular insurance benefits will be available the first day of the month following 8 weeks of employment.  Generac will reimburse you for the cost of COBRA coverage for 8 weeks.

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Vacation Accrual:  Per our agreement, you will accrue 2.31 hours of vacation per week (120 hours per calendar year). Vacation time is accrued and used on a calendar year basis.  Vacation accrued above our normal schedule of 80 hours per calendar year is not considered an earned benefit until you reach 5 years of service with Generac.  Accordingly, the additional 40 hours is not eligible for year-end payout or termination payout until your 5 year employment anniversary.

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Relocation Program: You will be eligible for relocation assistance and are expected to relocate your family no later than December 31, 2011.  You will be expected to sign a Payback agreement for the amount of the relocation benefit.  The payback will be enforced should you leave the company within one year of your relocation.  To aid in your relocation Generac will cover the cost of relocating your household goods.  There is no cap on the household goods move however this assumes standard arrangements and no unusual, large or bulky items.  All arrangements must be discussed with our relocation coordinator, Mandy Morris, and approved in advance. Generac will provide two house hunting trips to Wisconsin and will also provide temporary living arrangements for you and or your family not to exceed 6 months to assist in your transition to the area.   You will be assigned to a corporate apartment if the option is available.

This offer is contingent upon successful completion of the following:
•	Reference Check
•	Driver’s Record and/or Credit Check if applicable to position
•	Employment Eligibility verification (1-9 Document)
•	Non-compete Agreement
•	Background including Criminal History

As an Executive Officer you will receive a Change in Control Severance Agreement.  Upon execution of the agreement you will be eligible for severance as defined in the Agreement.  Please understand this is not intended as a guarantee of employment for any specific period.  All employees have an “at will” employment relationship.

Upon acceptance, your employee orientation will occur on your first day, Monday, August 29th at our Waukesha facility promptly at 8:00am.  When you arrive, please ask for Gretchen Baron who will facilitate your orientation.  An information packet with all necessary information will be sent to your home prior to your start date.  We look forward to a rewarding and productive relationship.  If you have any further questions, please let me know.

Sincerely,

 /S/Rhonda Matschke

Rhonda Matschke
VP Human Resources